Exhibit 99.1

Sino-Global Receives First Payment under Two-Year Time Charter Agreement

Two-Year Time Charter Agreement to Smooth Sino-Global’s Transition to Vessel Ownership

NEW YORK, June 9, 2015 /PRNewswire/ -- Sino-Global Shipping America, Ltd (NasdaqCM: SINO) (“Sino-Global” or the “Company”), a Virginia company engaged in shipping, chartering and related services, today announced that it received the first payment under a previously reported time charter agreement, in the amount of $113,500 covering the 15-day period starting May 20, 2015.

Mr. Lei Cao, Chief Executive Office of Sino-Global said, "This payment is a significant milestone for Sino-Global as we believe it tangibly demonstrates a new phase in the growth and expansion of Sino-Global as we expand and transition our business from strictly being a service provider in the shipping industry to an asset owner with an integrated, scalable service platform in the shipping industry. We believe as a result of the two-year time charter agreements, our shipping and chartering services will begin to make a significant contribution to our revenue growth going forward.”

On April 10, 2015, Sino-Global signed an asset purchase agreement to acquire the Rong Zhou (the “Purchase Agreement”), an 8,818 gross tonnage oil/chemical transportation tanker (the "Vessel"), from Rong Yao International Shipping Limited, a Hong Kong company (the "Vessel Seller“) for $10.5 million.

To help facilitate a smooth transition of the management and operation of the Vessel to Sino-Global, the Vessel Seller time-chartered the Vessel to Sino-Global for a two-year period, and Sino-Global, in turn, time-chartered the Vessel to a third-party charterer for the same two-year period both of which two-year periods commenced May 20, 2015. Under the terms of such chartering agreements, the third-party charterer will pay Sino-Global a chartering fee of $7,500 per day, and in turn, the Company will pay the Vessel Seller a chartering fee of $3,500 per day. The Company believes, based on current expectations and information, that during the two-year period of the charter agreements, the time charter agreements will generate revenues and net profit to Sino-Global of approximately $5 million and $1.8 million, respectively.

Under the terms of the Purchase Agreement, the Company issued to the Vessel Seller 1.2 million shares of its restricted common stock representing $2.22 million of the $10.5 million purchase price for the Vessel. The Company and the Vessel Seller agreed that each of the 1.2 million restricted shares issued to the Vessel Seller was valued at $1.85. The Company registered for resale on a registration statement on Form S-1, the Vessel Seller’s 1,200,000 shares. Although the Company believes its acquisition of the Vessel will close on or about June 30, 2015, no assurances can be given when such closing will occur.

Pursuant to the terms of the Purchase Agreement, Sino-Global on closing, will pay the Vessel Seller an additional $5.5 million in the form of cash, or, in Sino-Global’s discretion, cash and/or shares of its restricted common stock valued at a price per share of $1.85 (approximately 2,162,000 restricted shares). The issuance of any such additional shares of the Company’s common stock to the Vessel Seller in connection with the Company’s acquisition of the Vessel, is subject to approval by a majority of the Company’s shareholders. The Company’s shareholders will vote on such additional issuances at the Company’s 2015 Annual Shareholders’ meeting scheduled to occur on June 11, 2015.

The remaining $2.78 million balance of the Vessel purchase price (which is subject to adjustments as provided in the Purchase agreement for any defects in the Vessel discovered during the Company’s inspection and trial run of the Vessel and during the 12 months following the closing of the Vessel acquisition), is payable in cash, additional shares of Sino-Global’s restricted common stock and/or a combination thereof, as agreed to by the parties.

To help ensure that the Company has the technical expertise and ability to manage the Vessel, the Company’s Board of Directors approved and Sino-Global entered into agreements with three separate independent consultants to provide ship management advisory services to the Company (including, but not limited to, crew management and vessel maintenance) for an 18-month period. In exchange for these services, Sino-Global issued a total of 500,000 shares of its common stock to these consultants on May 27, 2015. Such 500,000 shares are covered by the Company’s Registration Statement on Form S-8. The related non-cash charge of $794,950 will be ratably charged to the Company’s income over the term of the agreements.

Sino-Global recently filed its Quarterly Report on Form 10-Q for its fiscal year 2015 third quarter (the “10-Q”). Among the highlights in the 10-Q are:

•	Total revenues for the three months ended March 31, 2015 increased 20.8% to $2,526,762 with revenues from inland transportation management services grew 49.5% to a record level of $1,295,580.

•	Operating margin increased to 9.4% for the three months ended March 31, 2015 from 3.4% for the same period of 2014.

•	Basic and diluted EPS of $0.05 for the three months ended March 31, 2015 marked the seventh consecutive quarter of net profit for the Company.

About Sino-Global Shipping America, Ltd.

Founded in the United States of America in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering and related services. We are headquartered in New York with offices in Mainland China, Australia, Canada and Hong Kong. Our current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services. For more information, please visit: www.sino-global.com.

Forward Looking Statements

Any statements and/or other information contained in this release that relate, directly and/or indirectly, to future plans, events or performance of the Company including, but not limited to, the Vessel acquisition, the Vessel and/or the time charter agreements, are forward-looking statements that involve risks, and uncertainties some of which are identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance of the Company and such other about mentioned events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release or otherwise disclose the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information, please contact:

Mr. Michael Porter, President

Porter, LeVay and Rose

212-564-4700

Michael@plrinvest.com